EXHIBIT 4.3

1ST CENTURY BANCSHARES, Inc.

DIRECTOR AND EMPLOYEE STOCK OPTION PLAN

1.	PURPOSES.

The purpose of the Plan is to promote the interests of 1st Century Bancshares, N.A. (the “Company”) and its Affiliates and shareholders by enabling the Company to offer eligible recipients an opportunity to acquire an equity interest in the Company so as to better attract, retain and reward employees, directors and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between such recipients and the Company’s shareholders by providing the recipients with a proprietary interest in pursuing the Company’s long-term growth and financial success.

2.	DEFINITIONS.

For purposes of this Plan, the following terms shall have the meanings set forth below.

(a)           “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)           “Company” is defined in Section 1 above.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 3) to administer the Plan.

(f)           “Common Stock”means the common stock of the Company.

(g)           “Comptroller” means the United States Comptroller of the Currency.

(h)           “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.  The Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i)           “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j)           “Director” means a member of the Board of Directors of the Company.

(k)           “Disability” means such individual’s total and permanent disability within the meaning of Section 22(e)(3) of the Code.  However, in no event will a participant be considered to be disabled for purposes of this Plan if the individual’s incapacity is a result of an intentionally self-inflicted injury (while sane or insane), alcohol or drug abuse, or a criminal act for which the individual is convicted or to which the individual pleads guilty or nolo contendre.

(l)           “Employee” means any person employed by the Company or an Affiliate.  Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m)           “ExchangeAct” means the Securities Exchange Act of 1934, as amended.

(n)           “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)           If the Common Stock is listed on any established national securities exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the average of the closing bid and ask prices, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination for which such quotation exists, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)           In the absence of such markets for the Common Stock described in subsection (i) above, Fair Market Value shall be the average of the closing bid and ask prices of the Common Stock reported by the Nasdaq Electronic Bulletin Board for the last market trading day prior to the day of determination for which such quotation exists, or any comparable system on that day.

(iii)           In the absence of such markets for the Common Stock described in subsections (i) and (ii) above, the Fair Market Value shall be determined in good faith by the Board using any reasonable valuation method, including the valuation methods described in Treasury Regulations Section 20.2031-2.

(o)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)           “Listing Date” means the first date upon which any class of common equity securities of the Company is required to be registered under section 12 of the Exchange Act.

(q)           “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required by the Company under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required by the Company under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(r)           “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s)           “Officer” means (i) before the Listing Date, any person designated by the Company as an officer and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t)           “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(u)           “Option Agreement” means a written agreement between the Company and a Participant (as defined below) evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(v)           “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than, benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(w)           “Participant” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(x)           “Plan” means this 1st Century Bancshares, Inc. 2004 Director and Employee Stock Option Plan.

(y)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(z)           “Securities Act” means the Securities Act of 1933, as amended, as made applicable (including the regulations promulgated thereunder) to national Companys by the Comptroller.

(aa)           “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

(a)           Administration by Committee.  One or more Committees appointed by the Board shall administer the Plan.  The Board shall designate one of the members of each Committee as the chairperson of such Committee.  The term “Committee” shall apply to any person or persons to who such authority has been delegated.  If no Committee has been appointed, the entire Board shall constitute the Committee.  Members of each Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.  The Board also may at any time terminate the functions of any Committee and reassume all powers and authority previously delegated to such Committee.  After the Listing Date, a Committee may consist of (i) solely of two or more Outside Directors in accordance with Section 162(m) of the Code and (ii) solely of two or more Non-Employee Directors in accordance with Rule 16b-3.

(b)           Authority of Committee.  Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan.  Such actions shall include:  (i) selecting persons who are to receive Options under the Plan; (ii) determining the type, number, vesting and exercise requirements and other features and conditions of such awards; (iii) interpreting the Plan; and (iv) making all other decisions relating to the operation of the Plan.  The Committee may adopt such rules and guidelines as it deems appropriate to implement the Plan.  The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)           Indemnification.  Each member of a Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Option Agreement or stock purchase agreement entered into in connection with the Plan and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless and shall be subject to any applicable limitations under law.

4.	SHARES SUBJECT TO THE PLAN.

(a)           Share Reserve.  Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be issued under this Plan shall not exceed in the aggregate the sum of (A) thirty percent (30%) of the issued and outstanding shares of Common Stock of the Company less (B) Seventy-Five Thousand (75,000) shares of Common Stock; provided, however, that in no event shall the number of shares of Common Stock which may be issued under this Plan exceed Seven Hundred Seventeen Thousand (717,000) shares of Common Stock.

(b)           Reversion of Shares to the Share Reserve.  If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan.  Notwithstanding the foregoing sentence, if any shares of Common Stock acquired pursuant to the exercise of an Option shall for any reason be repurchased by the Company under an unvested share repurchase option provided under the Plan, the stock repurchased by the Company under such unvested share repurchase option shall not revert to and again become available for issuance under the Plan.

(c)           Source of Shares.  The stock subject to the Plan may be unissued shares or reacquired shares bought on the market or otherwise.

5.	ELIGIBILITY.

(a)           Eligibility for Options.  Incentive Stock Options may be granted only to Employees.  Options other than Incentive Stock Options may be granted to Employees and Directors.

(b)           Section 162(m) Limitation.  Subject to the provisions of Section 10 relating to adjustments upon changes in stock, no employee shall be eligible to be granted Options covering more than Two Hundred Thousand (200,000) shares of the Common Stock during any calendar year.  This subsection 5(b) shall not apply prior to the Listing Date and, following the Listing Date, this subsection 5(b) shall not apply until (i) the earliest of:  (1) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Section 4); (2) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (3) the expiration of the Plan; or (4) the first meeting of shareholders at which Directors of the Company are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (ii) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.  The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)           Term.  No Option shall be exercisable after the expiration of ten (10) years (five (5) years for Ten Percent Shareholders) from the date it was granted.

(b)           Exercise Price of an Incentive Stock Option.  The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value (one hundred ten percent (110%) for Ten Percent Shareholders) of the stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)           Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option granted shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

(d)           Consideration.  The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Committee at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) by (A) delivery to the Company of other Common Stock, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock) with the Participant or (C) in any other form of legal consideration that may be acceptable to the Committee, including, without limitation, a net issue exercise in which the Options are exchanged for the underlying Common Stock with no other form of consideration involved and the Company delivers to the Participant that number of shares of Common Stock equal to the quotient obtained by dividing (y) the Fair Market Value of the Option (or the specified portion thereof) on the exercise date, which value shall be equal to (1) the aggregate Fair Market Value of the shares of Common Stock issuable upon exercise of the Option (or the specified portion thereof) on the exercise date less (2) the aggregate of the exercise price applicable to the shares of Common Stock immediately prior to exercise of the Option (or the specified portion thereof) by (z) the Fair Market Value of one share of Common Stock on the exercise date.  No fractional shares shall be issuable upon exercise of this right, but, in lieu thereof, the Company shall pay to the Participant an amount in cash equal to the fair market value of the resulting fractional share on the exercise date.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(e)           Cashless Exercise.  With the consent of the Committee and subject to applicable holding periods after grant of an Option, a Participant may engage through a broker in a “cashless exercise,” pursuant to which the Participant sells all or some of the shares acquired substantially simultaneously with the exercise of the Option and remits to the Company net proceeds of the sale equal to the exercise price and any applicable withholding taxes, and in such case the Company shall cooperate with the Participant in this process; provided, however, that the Participant shall bear any costs of such process.

(f)           Transferability of Option.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that, in the sole discretion of the Committee, any Nonstatutory Stock Option may be transferred by a Participant to any member of the Participant’s immediate family, to a partnership the partners of which are all members of the Participant’s immediate family, or to a family trust the beneficiaries of which are all members of the Participant’s immediate family.  Notwithstanding the foregoing provisions of this subsection 6(f), the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(g)           Vesting.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments which may, but need not, be equal.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this subsection 6(g) are subject to any Option Agreement provisions governing the minimum number of shares as to which an Option may be exercised.

(h)           Termination of Continuous Service.  In the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i)           Extension of Termination Date.  A Participant’s Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j)           Disability of Participant.  In the event a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k)           Death of Participant.  In the event (i) a Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Option Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Participant was entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(f), but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (B) the expiration of the term of such Option as set forth in the Option Agreement.  If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7.	COVENANTS OF THE COMPANY.

(a)           Availability of Shares.  During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.

(b)           Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any stock issued or issuable pursuant to any such Option.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan or is otherwise unable to obtain a valid exemption from registration for purposes of issuing Options under such Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained or a valid exemption from registration is obtained.

8.           USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

9.           EXERCISE OR FORFEITURE.

In the event that Company’s capital falls below the minimum requirements contained in 12 C.F.R. 3 or below a higher requirement as determined by the Comptroller, the Comptroller may direct the Company to require Participants who have outstanding Options pursuant to this Plan to either exercise such Options or to forfeit all such Options.  Company will notify Participants who have outstanding Options pursuant to this Plan within forty-five (45) days from the date the Comptroller notifies the Company in writing that such Participants must exercise or forfeit their Options.  Notwithstanding anything in this Plan or an applicable Option Agreement to the contrary, the Company will cancel outstanding Options not exercised within twenty-one (21) days of the Company’s notification.  The Company has agreed to comply with any request by the Comptroller that the Company invoke its right to require Participants who have outstanding Options pursuant to this Plan to exercise or forfeit their options under the previous circumstances.

10.           ADJUSTMENTS UPON CHANGES IN COMMON STOCK.

(a)           Capitalization Adjustments.  If any change is made in the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(b), and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Options.  The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments.  For this purpose, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b)           Change in Control–Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then such Options shall be terminated if not exercised (if applicable) prior to such event.

(c)           Change in Control–Asset Sale, Merger, Consolidation or Reverse Merger.  In the event of (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but (A) the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (whether in the form of securities, cash or otherwise) or (B) the voting securities of the Company outstanding immediately preceding the merger represent less than fifty percent (50%) of the total voting power represented by the voting securities of the Company surviving such merger (other than, with respect to events otherwise described in items (i) through (iii) above, the formation of a holding company by the Company, a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), then any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar Options (including an award to acquire the same consideration paid to the shareholders in the transaction described in this subsection 10(c) for those outstanding under the Plan).  In the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar options for those outstanding under the Plan, then with respect to Options held by Participants whose Continuous Service has not terminated, the Board shall accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such Options (and, if applicable, the time during which such Options may be exercised), and the Options shall terminate if not exercised (if applicable) at or prior to such event.  With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) prior to such event and the Plan shall terminate.

11.           DURATION AND AMENDMENTS.

(a)           Term of Plan.  The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s shareholders.  In the event that the shareholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any Options already made shall be null and void, and no additional Options shall be made after such date.  The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date pursuant to subsection (b) below.

(b)           Right to Amend or Terminate Plan.  The Board may amend or terminate the Plan at any time.  Rights under any Option granted before amendment of the Plan shall not be materially altered, or impaired adversely, by such amendment without the Participant’s consent.

(c)           Effect of Amendment or Termination.  No Common Stock shall be issued or sold under the Plan after the termination thereof, except upon the exercise of an Option granted prior to such termination.  The termination of the Plan, or any amendment thereof, shall not affect any Common Stock previously issued or Option previously granted under the Plan.

12.           MISCELLANEOUS.

(a)           Acceleration of Exercisability and Vesting.  The Committee shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

(b)           Shareholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such Participant has satisfied all requirements for exercise of the Option pursuant to its terms.

(c)           No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Participant or other holder of Options any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause or (ii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)           Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(i)           Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring any Option or stock under any Option, (i) to give written assurances satisfactory to the Company as to the Participant’s “accredited investor” status as such term is defined in the Securities Act, knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Option or the stock subject to the Option for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Options or the stock.

(e)           Withholding Obligations.  To the extent provided by the terms of an Option Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means:  (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Option; of (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

(f)           Governing Law.  This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California, except in the event the provisions of federal law are mandatorily applicable.